As filed with the Securities and Exchange Commission on May 17, 2019

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Avantor, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	82-2758923
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)
Radnor Corporate Center Building One, Suite 200 100 Matsonford Road Radnor, PA 19087 (Address of Principal Executive Offices) (Zip Code)

Avantor, Inc. 2019 Equity Incentive Plan

Avantor Funding, Inc. (f/k/a Avantor, Inc.) Equity Incentive Plan (as amended)

Avantor, Inc. (f/k/a Vail Holdco Corp) Equity Incentive Plan

(Full Title of the Plans)

Justin M. Miller, Esq.

Executive Vice President, General Counsel

Avantor, Inc.

Radnor Corporate Center

Building One, Suite 200

100 Matsonford Road

Radnor, PA 19087

(Name and address of agent for service)

Telephone: (610) 386-1700

(Telephone number, including area code, of agent for service)

Copies of all notices, orders and communication to:

Joseph H. Kaufman, Esq.

Ryan Bekkerus, Esq.

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017-3954

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share(5)	Proposed maximum aggregate offering price(5)	Amount of registration fee
Common stock (1) (4)	23,500,000	$14.00	$329,000,000	$39,875
Common stock (2) (4)	11,932,120	$23.21	$276,944,506	$33,566
Common stock (3) (4)	9,108,690	$3.42	$31,151,720	$3,776

(1)

Covers common stock (the “Common Stock”) of Avantor, Inc. (the “Company” or the “Registrant”) issuable under the Avantor, Inc. 2019 Equity Incentive Plan (the “2019 Plan”), including 3,154,267 shares issuable upon exercise of outstanding stock options granted pursuant to the 2019 Plan.

(2)	Covers Common Stock issuable upon exercise of outstanding stock options under the Avantor, Inc. (f/k/a Vail Holdco Corp) Equity Incentive Plan (the “Vail Plan”).
(3)	Covers Common Stock issuable upon exercise of outstanding stock options under the Avantor Funding, Inc. (f/k/a Avantor, Inc.) Equity Incentive Plan (as amended) (the “Legacy Avantor Plan”).
(4)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares which may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(5)

Pursuant to Rule 457(c) and 457(h)(1) of the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated solely for the purpose of calculating the amount of the registration fee and are based (1) with respect to the 9,108,690 shares underlying stock options previously granted under the Legacy Avantor Plan, on the weighted average per share exercise price of $3.42, (2) with respect to the 11,932,120 shares underlying stock options previously granted under the Vail Plan, on the weighted average per share exercise price of $23.21, (3) with respect to the 3,154,267 shares underlying stock options previously granted under the 2019 Plan, on the weighted average per share exercise price of $14.00, and (4) with respect to the remaining shares, on a price of $14.00 per share, which is the initial public offering price per share of Common Stock as set forth on the cover page of the Registrant’s prospectus dated May 16, 2019 relating to its initial public offering of common stock.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Items 1 and 2 of Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Avantor, Inc. 2019 Equity Incentive Plan, the Avantor Funding, Inc. (f/k/a Avantor, Inc.) Equity Incentive Plan (as amended), and the Avantor, Inc. (f/k/a Vail Holdco Corp) Equity Incentive Plan, as covered by this Registration Statement on Form S-8 (the “Registration Statement”) and as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) by Avantor, Inc. (the “Company”) are hereby incorporated by reference in this Registration Statement:

(a)

the Company’s Prospectus dated on or about May 16, 2019 to be filed pursuant to Rule 424(b) of the Securities Act (Registration No. 333-229578) relating to the offering of Common Stock (the “Prospectus”); and

(b)	the Company’s Registration Statement on Form 8-A (File No. 001-38912) filed on May 13, 2019.

All documents that the Company subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement, prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers.

Avantor, Inc. is incorporated under the laws of Delaware.

Section 145 of the Delaware General Corporation Law (“DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, in which such person is made a party by reason of the fact that the person is or was a director, officer, employee or agent of the corporation (other than an action by or in the right of the corporation—a “derivative action”), if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s by-laws, disinterested director vote, stockholder vote, agreement or otherwise.

The Company’s amended and restated certificate of incorporation provides that no director shall be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation on liability is not permitted under the DGCL, as now in effect or as amended. Currently, Section 102(b)(7) of the DGCL requires that liability be imposed for the following:

•	any breach of the director’s duty of loyalty to our company or our stockholders;

•	any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; and

•	any transaction from which the director derived an improper personal benefit.

The Company’s amended and restated certificate of incorporation and amended and restated by-laws provide that, to the fullest extent authorized or permitted by the DGCL, as now in effect or as amended, we will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person, or a person of whom he or she is the legal representative, is or was our director or officer, or by reason of the fact that our director or officer is or was serving, at our request, as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans. We will indemnify such persons against expenses, liabilities, and loss (including attorneys’ fees), judgments, fines, excise taxes or penalties under the Employee Retirement Income Security Act of 1974, penalties and amounts paid in settlement actually and reasonably incurred in connection with such action.

The Company has entered into indemnification agreements with its officers and directors. These agreements require the Company to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to the Company, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. The indemnification provided under the indemnification agreements is not exclusive of any other indemnity rights. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, the Company has been informed that in the opinion of the Commission such indemnification is against public policy and is therefore unenforceable.

The Company has obtained policies that insure its directors and officers and those of its subsidiaries against certain liabilities they may incur in their capacity as directors and officers. Under these policies, the insurer, on the Company’s behalf, may also pay amounts for which the Company has granted indemnification to the directors or officers.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits.

The following exhibits are filed as part of this Registration Statement.

Exhibit Number	Description

4.1	Form of Second Amended and Restated Certificate of Incorporation of Avantor, Inc. (incorporated herein by reference to Exhibit 3.1 of the Company’s Registration Statement on Form S-1, as filed with the Commission on May 3, 2019).

4.2	Form of Second Amended and Restated By-laws of Avantor, Inc. (incorporated herein by reference to Exhibit 3.2 of the Company’s Registration Statement on Form S-1, as filed with the Commission on May 3, 2019).

4.3	Avantor, Inc. 2019 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.24 of the Company’s Registration Statement on Form S-1, as filed with the Commission on April 25, 2019).

4.4	Avantor, Inc. (f/k/a Vail Holdco Corp) Equity Incentive Plan (incorporated herein by reference to Exhibit 10.14 of the Company’s Registration Statement on Form S-1, as filed with the Commission on April 5, 2019).

4.5	Avantor Funding, Inc. (f/k/a Avantor, Inc.) Equity Incentive Plan (as amended through September 28, 2016) (incorporated herein by reference to Exhibit 10.12 of the Company’s Registration Statement on Form S-1, as filed with the Commission on April 5, 2019).

4.6	Stockholders Agreement, dated as of November 21, 2017, between Avantor, Inc. (f/k/a Vail Holdco Corp) and the other parties named therein (incorporated herein by reference to Exhibit 10.7 of the Company’s Registration Statement on Form S-1, as filed with the Commission on April 10, 2019).

4.7	Amendment to Stockholders Agreement, dated as of March 15, 2018, between Avantor, Inc. and the other parties named therein (incorporated herein by reference to Exhibit 10.8 of the Company’s Registration Statement on Form S-1, as filed with the Commission on April 10, 2019).

5	Opinion of Simpson Thacher & Bartlett LLP*

23.1	Consent of Simpson Thacher & Bartlett LLP (included in Exhibit 5 hereto)*

23.2	Consent of Deloitte & Touche LLP, an independent registered public accounting firm*

23.3	Consent of KPMG LLP, an independent registered public accounting firm*

24	Powers of Attorney (included on the signature page to this Registration Statement).*

* Filed herewith

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act ) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Radnor Township, Pennsylvania, on May 17, 2019.

Avantor, Inc.

By:	/s/ Thomas A. Szlosek
Name: Thomas A. Szlosek
Title: Executive Vice President, Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of Thomas Szlosek, Justin Miller, Michael DePetris and Scott Baker and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, in connection with this Registration Statement, including to sign and file in the name and on behalf of the undersigned as director or officer of the Registrant any and all amendments or supplements (including any and all stickers and post-effective amendments) to this Registration Statement, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorney-in-fact and agent, with full power and authority to do and perform each and every act and things requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or any substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on May 17, 2019.

Name	Title

/s/ Michael Stubblefield Name: Michael Stubblefield	Director, President and Chief Executive Officer (Principal Executive Officer)

/s/ Thomas A. Szlosek Name: Thomas A. Szlosek	Executive Vice President, Chief Financial Officer (Principal Financial Officer)

/s/ Michael J. DePetris Name: Michael J. DePetris	Senior Vice President and Corporate Controller (Principal Accounting Officer)

/s/ Rajiv Gupta Name: Rajiv Gupta	Director and Chairman of the Board

/s/ Thomas Connolly Name: Thomas Connolly	Director

/s/ Robert fine Name: Robert Fine	Director

/s/ Matthew Holt Name: Matthew Holt	Director

/s/ Andre Moura Name: Andre Moura	Director

/s/ Jo Natauri Name: Jo Natauri	Director

/s/ Jonathan Peacock Name: Jonathan Peacock	Director

/s/ Rakesh Sachdev Name: Rakesh Sachdev	Director

/s/ Christi Shaw Name: Christi Shaw	Director